Exhibit 99.2

Alpha and Omega Semiconductor Limited
Prepared Remarks for the Investor Conference Call
for the Quarter Ended December 31, 2021

February 7, 2022

Gary Dvorchak (Moderator)

Good afternoon, everyone, and welcome to Alpha and Omega Semiconductor’s conference call to discuss fiscal 2022 second quarter financial results.  I am Gary Dvorchak, Investor Relations representative for AOS.  With me today are Dr. Mike Chang, our CEO, Stephen Chang, our President, and Yifan Liang, our CFO.  This call is being recorded and broadcast live over the Web.  A replay will be available for seven days following the call via the link in the Investor Relations section of our website.

Our call will proceed as follows.  Mike will begin with strategic highlights.  Then, Stephen will provide business updates and a detailed segment report.  After that, Yifan will review the financial results and provide guidance for the March quarter.  Finally, we will have the question-and-answer session.

The earnings release was distributed over wire services today, February 7, 2022, after the close of market.  The release is also posted on the company's website.  Our earnings release and this presentation include certain non-GAAP financial measures.  We use non-GAAP measures because we believe they provide useful information about our operating performance that should be considered by investors in conjunction with the GAAP measures that we provide. A reconciliation of these non-GAAP measures to comparable GAAP measures is included in the earnings release.

We remind you that during this conference call, we will make certain forward-looking statements, including discussions of the business outlook and financial projections.  These forward-looking statements are based on management's current expectations and involve risks and uncertainties that could cause our actual results to differ materially from such expectations.  For a more detailed description of these risks and uncertainties, please refer to our recent and subsequent filings with the SEC.  We assume no obligations to update the information provided in today's call.

Now, I will turn the call over to our CEO, Dr. Mike Chang, to provide strategic highlights.  Mike?

Mike Chang (Chief Executive Officer)

Thank you, Gary. I would like to welcome everyone to today's call. It is a pleasure to be speaking with all of you again today.

To begin, I would like to briefly summarize some of the major achievements from last year and outline why we believe we have achieved a critical milestone in our operations and are in a very strong position to deliver growth and value to our shareholders in the years to come.

Looking back, calendar year 2021 was an exceptional year for AOS, both in terms of our business execution as well as our financial results. Due to the global semiconductor supply shortage, we focused on executing our three-pronged production capacity strategy.

●	First, we made significant investments to expand our capacity and further enhance our R&D capabilities at our Oregon facility.

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Second, the JV in Chongqing completed Phase 1 of its capacity ramp in September, and in December, we sold 3.2% of our equity interest in the JV for approximately $26 million. The strategic intent of this transaction was to reduce our ownership below 50% to allow the JV more flexibility to one, raise capital as a more independent company, two, accelerate future expansion plans and three, pave way for an eventual IPO on Shanghai’s STAR market. Additionally, I am delighted to see that less than two months after our initial sale transaction, the JV successfully raised $80 million from outside investors as part of Phase 2 of its expansion plan, which the JV expects to complete sometime in 2023.

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To see the first part of our original plan for the JV Company come to fruition has been a joy. One of the core tenets of our 3-pronged capacity strategy is ensuring our supply security. Not only do we need to expand our capacity to meet our aggressive growth business plan, but we also need to manage unforeseen risks associated with today’s uncertain world such as natural disasters and geopolitical risks through diversification. In this regard, the JV Company will be one of our important foundry suppliers and on the flip side, AOS will continue to be a key customer of the JV Company.

●	Lastly but not the least, we are also actively expanding our relationships with multiple third-party foundry partners for additional capacity to meet the increasing demand for our products.

Another dimension of our business that has undergone significant change over the past year that may not be as obvious is the quality of the customers that we are serving. As an example, in our Computing business, we sell to the world’s leading PC brands. In our Communications segment, we sell to the #1 smartphone brand in the U.S., the #1 smartphone brand in Korea, and all the leading smartphone OEMs in China. In our other business segments, we sell to the #1 graphics card maker, the #1 gaming console manufacturer, #1 global home appliance manufacturer, and #1 power tools provider. In summary, Tier 1 OEMs now make up the majority of our revenue mix. The effect of this dynamic makes our business much more resilient to downturns, because during difficult economic conditions, consumer demand typically declines faster for lower tier brands than it does for premium brands.  In addition, due to the uncertainty created by the COVID pandemic, we have worked tirelessly with our customers over the past two years to avoid interruptions to their production lines. As a result of our efforts, our customers’ trust and respect for us as a strategic partner has deepened, and our relationship with them has never been stronger.

Also in 2021, through multiple well-planned initiatives and diligent precise execution, our Power IC business finally has emerged to become a significant portion of our business, representing nearly $200 million annual revenue run rate. This greatly helps AOS pursue our utmost goal of providing system level total power solutions to our customers, going beyond our traditional pattern of just offering component sales. This not only offers more convenience and value to our customers but also improves our margin while enabling stickier design wins.

2021 was also a record year in each of our business segments financially. A few years ago, we set out to achieve a target annual revenue of $600 million in calendar year 2021. Today, our business has the product portfolio, customer relationships and production capacity to deliver well over our original revenue target. In addition, because end-market demand was strong across the board, we strategically optimized our product mix, which resulted in gross margin expansion in each consecutive quarter, with the December quarter coming in at 36.7%, on a non-GAAP basis, which is a record. All these factors significantly contributed to us crossing $1.00 quarterly non-GAAP EPS milestone last quarter. This quarter, we are happy to report non-GAAP earnings per share of $1.20, which further reinforces our Company’s strong earnings power of $4.00 to $5.00 annual EPS.

In summary, we achieved record results in 2021 thanks to our long-term planning and execution, our extensive product portfolio driven by our R&D capabilities and by serving as a dedicated and trusted partner to our customers. Our confidence in our business model and strategic positioning has never been greater than it is today. Now with most of our revenue coming from Tier 1 OEMs, I am proud to say that we believe we have crossed the chasm as an established company and are now a leading global power semiconductor supplier.

I want to thank our customers, business partners and shareholders for their support and confidence in the company. I also want to acknowledge our employees for an outstanding job and for staying focused and engaged with our customers while we navigate this challenging macro environment, especially in the midst of the continuing adversity of the pandemic. I am proud of the way we have come together while placing our employees’ health and safety at the center of our objectives in achieving our success.

As we look to the future, we now have our sights set on actively planning and marching towards $1 billion annual revenue with much stronger and more sophisticated R&D capabilities and supply chain operations, and with most of our customer base consisting of the world’s leading OEMs in the markets that we serve. We are excited about our growth trajectory.

Now, I will turn the call over to Stephen for an update on our business and a detailed segment report.  Stephen?

Stephen Chang (President)

Thank you, Mike, and good afternoon, everyone.  I will start with an update on our business and then provide color on our segment results.

In the December quarter, demand for our products remained extremely strong and we continued to set new records in our revenues and profitability. We continued to work closely with our customers to strategically allocate our production capacity to help them avoid disruptions in the midst of a difficult environment, and at the same time, optimized for revenue and gross margins. While we do see some signs that historical seasonal patterns are beginning to return, which is healthy, at least for the remainder of this year, we expect global demand for semiconductors to remain stronger than the industry's ability to meet it.

Regarding our capacity plans, we continue to focus on strategically strengthening and diversifying our production capacity.

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Our Oregon fab is currently undergoing a $100 million R&D facilities upgrade and capacity expansion project, which is expected to be completed in the December quarter of 2022. Equipment has already been ordered and the clean room expansion is in progress. When completed, we estimate the incremental revenue based on this new capacity to be approximately $70 million annually.

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As Mike already mentioned, we reduced our equity ownership in our joint-venture fab in Chongqing below the controlling threshold of 50%, effectively allowing the joint venture to legally separate its operations as its own independent entity. Yifan will provide more details on this in his section of this call. This transaction marks an important step for both us and our joint venture. For the JV, this means greater flexibility in future capital raises to expand its manufacturing capabilities. For AOS, it allows us to focus our attention towards executing our Oregon fab expansion plans and further diversifying our supply chain across other foundry partnerships. In the years to come, we are looking forward to continuing to work closely with the JV as one of its key customers.

●	Finally, we are also focusing on expanding partnerships and increasing wafer supply from existing foundries as well as bringing on new foundries.

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In summary, these efforts are all part of our long-term strategy for sustainable growth. With current challenges in the semiconductor industry, especially the global capacity shortages, we are thankful to own and control much of our supply chain, while also being strategic about our risk management and capital allocation decisions by diversifying our supply chain with contract foundries.  We believe this strategy provides the right balance of flexible capacity that allows us to be nimble during periods of industry overcapacity and economic slowdowns.

Now, let me drill down into each of our business segments.  Unless otherwise noted, the following figures refer to the December quarter of 2021.

Let’s start with Computing. Revenue was up 35.9% year over year and up 11.9% sequentially.   This segment represented 45.5% of our total revenue.  As expected, end demand for our products was strong. To best allocate capacity, we shifted resources and production to support the Computing segment, especially notebook and desktop applications as well as graphics cards.

Looking ahead into the March quarter, which is typically our seasonally slowest quarter following strong holiday shipments, we expect Computing revenue to be slightly lower to about flat.  We expect strong demand to continue at our ODM customers for notebooks and desktop applications.  This will be partially offset by a slight decline in graphics cards following a strong shipment in calendar Q4 as we reallocate our resources to support demand in other areas such as client computing.

Turning to the Consumer segment, revenue grew 9.9% year over year and declined 4.6% sequentially, and represented 20.1% of our total revenue.  The year over year growth was primarily driven by strong demand in Home Appliances and share gains in Gaming, both at Tier 1 OEMs. The sequential results were lower than our original target primarily due to timing of shipments in Gaming, as one of our major customers pushed out orders for our MOSFET and Power IC products to the March quarter due to component delays from another supplier. Our total company revenue was not affected as we were able to quickly shift wafer capacity to other parts of the business.

Accordingly, we expect our Consumer segment will achieve strong double-digit sequential growth in the March quarter, as we re-accelerate shipments to this particular gaming customer after they resolve their other supply shortages.

Next, let’s discuss the Communications segment, which was 13.2% of total revenue, down 5.1% year-over-year and down 0.8% sequentially. This segment played out better than we anticipated last quarter as we saw stronger demand from the world’s two leading smartphone makers in the U.S. and Korea, which helped offset some weakness we expected from our China OEMs.  We continue to believe we are in an excellent position for growth in battery protection over the next couple of quarters as we have secured designs at all the major global smartphone makers.

Finally, let’s talk about the Power Supply and Industrial segment, which accounted for 19.5% of total revenue.  This segment was up 30.7% year-over-year and down 0.5% sequentially, which was largely in-line with our expectations.  In the December quarter, we slightly reduced allocation to our AC-DC power supply business following two consecutive quarters of strong shipments, however, demand for our power supplies, particularly laptops, remained strong relative to the prior year. Further, we resumed shipments to a top US solar microinverter maker and increased allocation to support the growing demand for our industrial solutions with a Tier 1 U.S. power tool manufacturer. Power tools is an emerging application for us with great synergy given our product strengths in low and medium voltage products targeting battery management and brushless DC motors.

Looking ahead, we expect our Power Supply and Industrial segment to decrease slightly in the March quarter due to a temporary slow-down in our AC-DC power supply business due to allocation while our recently ramped solar and power tools business remain elevated.

To wrap up, it was another outstanding quarter for AOS and our business continues to fire on all cylinders. We continue to work diligently to deliver products to our customers on time and stay laser focused on executing our capacity expansion and diversification plans.

With that, I will now turn the call over to Yifan for a discussion of our fiscal second quarter financial results and our outlook for the next quarter.

Yifan Liang (Chief Financial Officer)

Thank you, Stephen.  Good afternoon, everyone, and thank you for joining us.

Before I start to discuss the financial results for the quarter, I would like to say a few words about the changes of our equity interest in the JV Company and related accounting and financial reporting.  As disclosed previously on our Form 8-K, we completed a sale of 2.1% of our equity interest in the JV Company for $16.9 million on December 2, 2021, which resulted in the deconsolidation of the financial statements of the JV Company as we were no longer the controlling shareholder.  Subsequently in December, we completed another sale of 1.1% equity interest for $9.4 million and the JV Company also issued approximately 4% equity interest to its employee stock ownership plan. With the above transactions, our equity interest in the JV Company at the end of December was 45.8% and our equity investment recorded on the balance sheet was $376.1 million.  In addition, an after-tax net gain of $358.7 million was recognized on the income statement for the quarter, and we excluded such gain from our non-GAAP financials as it was not related to our on-going business and operations.  Nevertheless, the gain indicated the equity value that we created during the last few years, while we built up the JV Company as one of our major suppliers.  Subsequent to the December quarter, the JV Company completed an equity financing transaction of $80 million, representing approximately 7.82% of post-transaction outstanding equity of the JV Company, which further diluted our equity interest to 42.2% as of January 26, 2022.  In our financial reports beginning with the month of December, we now account for our equity interest in the JV Company under the equity method of accounting.  We also elected to record our pro-rata share of the JV’s net earnings on a one-quarter lagging basis. We will exclude it from our non-GAAP results so it’s easier for our shareholders to see the financial performance of our ongoing business and operations.  Finally, going forward, because we are now a minority shareholder in the JV Company, we will no longer discuss the operations of the JV Company.

With that, let’s discuss the financial results for the quarter.  Unless otherwise noted, the following figures refer to the December quarter of 2021.

Revenue was $193.3 million, up 3.4% from the prior quarter and up 21.7% from the same quarter last year.

In terms of product mix, DMOS revenue was $135.0 million, up 3.3% sequentially and up 13.9% year-over-year.  Power IC revenue was $55.1 million, up 5.3% from the prior quarter and up 47.4% from a year ago.  Assembly service revenue was $3.2 million as compared to $4.0 million last quarter and $2.9 million for the same quarter last year.

Non-GAAP gross margin was 36.7%, up from 35.3% in the prior quarter and up from 31.4% in the same quarter last year.  The quarter-over-quarter increase in non-GAAP gross margin was mainly driven by better product mix.  Non-GAAP gross margin excluded $0.8 million of amortization of purchased IP for the December quarter, the prior quarter, and the same quarter last year, respectively.  In addition, non-GAAP gross margin excluded $1.7 million of share-based compensation charges, as compared to $0.6 million for the prior quarter and $0.4 million for the same quarter last year.

Non-GAAP operating expenses were $33.5 million, compared to $35.1 million for the prior quarter and $31.5 million for the same quarter last year.  The quarter-over-quarter decrease was primarily due to the deconsolidation of one month of the JV Company’s operating expenses and lower variable compensation accruals this quarter.

Non-GAAP income tax expense was $1.3 million, which excluded $32.8 million of tax expense on the gain of our equity interest in the JV Company, compared to $1.3 million for the prior quarter and $0.7 million for the same quarter last year.

In sum, non-GAAP EPS attributable to AOS was $1.20 per share as compared to $1.06 for the prior quarter and 65 cents for the same quarter last year.

Now, let’s look at cash flow.  Consolidated operating cash flow was $50.8 million, including $11.2 million net customer deposits.  Operating cash flow in the prior quarter was $80.6 million, which included $40.2 customer deposits.  Operating cash flow a year ago was $36.1 million, which included $10 million customer deposits.

Consolidated EBITDAS was $46.7 million, compared to $45.3 million for the prior quarter and $31.6 million for the same quarter last year.

Let’s move on to the balance sheet.  Please note that the balance sheet accounts at December 31, 2021 no longer consolidated the JV Company anymore.

We completed the December quarter with cash balance of $269.3 million, compared to $252.5 million at the end of last quarter, which included $20.9 million cash balance at the JV Company.  The cash balance a year ago was $181.0 million, which included $38.7 million at the JV Company.

You will note that our bank borrowing balance was $22.7 million, compared to $159.2 million a quarter ago, which included $137.0 million from the JV Company.  During the quarter, we repaid $2.1 million of existing term loans and borrowed $2.5 million of working capital loan.

In terms of trade receivables and inventory, Days Sales Outstanding for the quarter was 27 days, flat as compared to the prior quarter.  Average days in inventory were 105 days for the quarter, compared to 117 days in the prior quarter.  The reduction in inventory days was mainly due to the deconsolidation of the JV Company.

Finally, our fixed assets balance was significantly reduced, again primarily due to the deconsolidation.  Net Property, Plant and Equipment was $196.7 million, down from $441.3 million last quarter and down from $430.8 million last year.  AOS capital expenditures for the quarter were $22.7 million.

The deconsolidation of our JV financials really shines light on the strength of our balance sheet which has relatively low fixed assets compared to our earnings power and very low debt.

Now, I would like to discuss March quarter guidance.

We expect:

●	Revenue to be approximately $194 million, plus or minus $3 million.
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GAAP gross margin to be 35.1% plus or minus 1%.  We anticipate non-GAAP gross margin to be 36.0% plus or minus 1%.  Non-GAAP gross margin excludes $0.8 million amortization of acquired IP and $1.0 million of estimated share-based compensation charges.

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GAAP operating expenses to be in the range of $41.9 million plus or minus $1 million.  Non-GAAP operating expenses are expected to be in the range of $34.5 million plus or minus $1 million.  Non-GAAP operating expenses exclude $7.0 million of estimated share-based compensation charges and $0.4 million of estimated legal expenses relating to the government investigation.

●	Interest expense to be approximately $0.5 million. And
●	Income tax expense to be in the range of $1.2 million to $1.4 million.

With that, we will now open the call for questions.  Operator, please start the Q&A session.

Closing:
This concludes our earnings call today.  Thank you for your interest in AOS and we look forward to talking to you again next quarter.

Special Notes Regarding Forward Looking Statements

This script contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management's judgment, beliefs, current trends, and anticipated product performance.  These forward looking statements include, without limitation, statements relating to projected amount of revenues, gross margin, operating expenses, operating income, tax expenses, net income, noncontrolling interest and share-based compensation expenses, production ramp up costs and annual revenue and growth objectives; statements regarding expected financial performance of market segments; our relationship with the JV Company and impact of deconsolidation; the global capacity constraint; our ability and strategy to develop new products; projected annual revenue target; fluctuation in customer demand and market segments; the execution of our business plan and strategies; and other information regarding the future development of our business. Forward looking statements involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include, but are not limited to, the impact of COVID-19 pandemic on our business operation; our lack of control over the JV Company; our ability to develop and succeed in the digital power business; difficulties and challenges in executing our diversification strategy into different market segments; new tariffs on goods from China; ordering pattern and seasonality; our ability to introduce or develop new and enhanced products that achieve market acceptance; decline of the PC industry and our ability to respond to such decline; the actual product performance in volume production, the quality and reliability of our product, our ability to achieve design wins, the general business and economic conditions, the state of semiconductor industry and seasonality of our markets, our ability to maintain factory utilization at a desirable level; and other risks as described in our SEC filings, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2021 filed by AOS on August 30, 2021. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements.  Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements.  You should not place undue reliance on these forward-looking statements.  All information provided in this press release is as of today's date, unless otherwise stated, and AOS undertakes no duty to update such information, except as required under applicable law.